Exhibit 99.1

TICKETMASTER ENTERTAINMENT ANNOUNCES APPOINTMENT OF
IRVING AZOFF AND CRAIG A. JACOBSON
TO ITS BOARD OF DIRECTORS

WEST HOLLYWOOD, Calif. — January 28, 2009 — Ticketmaster Entertainment, Inc. (NASDAQ:TKTM), a leading diversified live entertainment ticketing and marketing company, announced today that Irving Azoff and Craig A. Jacobson have been appointed to the Board of Directors of Ticketmaster Entertainment.  Mr. Azoff continues to serve as the chief executive officer of Ticketmaster Entertainment.  Mr. Jacobson is a founding partner at the law firm of Hansen, Jacobson, Teller, Hoberman, Newman & Richman, L.L.P. where he has practiced entertainment law for the past 21 years.

Ticketmaster Entertainment also announced that it received a letter from The Nasdaq Stock Market (Nasdaq) dated January 26, 2009, stating that it no longer complied with Nasdaq’s independent director requirement as set forth in Nasdaq Marketplace Rule 4350, as a result of  Mr. Azoff’s election to the Board of Directors of Ticketmaster Entertainment on January 22, 2009.  Following the election of Mr. Jacobson to the Board of Directors of Ticketmaster Entertainment as an independent director on January 28, 2009, Ticketmaster Entertainment is now in compliance with Nasdaq Marketplace Rule 4350.

About Ticketmaster Entertainment, Inc.

Ticketmaster Entertainment consists of Ticketmaster and Front Line Management Group.  As the world’s leading live entertainment ticketing and marketing company, Ticketmaster connects the world to live entertainment.  Ticketmaster operates in 20 global markets, providing ticket sales, ticket resale services, marketing and distribution through www.ticketmaster.com, one of the largest e-commerce sites on the Internet; approximately 6,700 retail outlets; and 19 worldwide call centers.  Established in 1976, Ticketmaster serves more than 10,000 clients worldwide across multiple event categories, providing exclusive ticketing services for leading arenas, stadiums, professional sports franchises and leagues, college sports teams, performing arts venues, museums, and theaters.  In 2007, the company sold more than 141 million tickets valued at over $8.3 billion on behalf of its clients. Ticketmaster Entertainment acquired a controlling interest in Front Line Management Group in October 2008.  Founded by Irving Azoff and Howard Kaufman in 2004, Front Line is the world’s leading artist management company, with nearly 200 clients and more than 80 executive managers.  Front Line represents a wide range of major artists, including the Eagles, Jimmy Buffett, Neil Diamond, Van Halen, Fleetwood Mac, Christina Aguilera, Stevie Nicks, Aerosmith, Steely Dan, Chicago, Journey, and Guns N’ Roses.  Ticketmaster Entertainment, Inc. is headquartered in West Hollywood, California (NASDAQ:TKTM).

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